EXHIBIT 99.1

Galaxy Gaming Eases Employee Pay Concessions

LAS VEGAS, Oct. 8, 2010 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCBB:GLXZ) announced today it has partially restored executive and staff compensation to levels prior to the concessions the Company enacted in April. Following an unprofitable first quarter, the Company enacted a number of cost saving measures which included a temporary reduction in its payroll expense with the intent of obtaining profitability in the second quarter ending June 30, 2010. The cuts included a 10% reduction in compensation for the Company's executives and most other employees. The Company indicated one half of the previous cut will be restored.

Robert Saucier, Galaxy Gaming's CEO, commented, "One of the more difficult tasks of running any business comes when the decision must be made that negatively affects our employees' compensation. Back in early April, we were determined to be profitable by the second quarter, which we accomplished by increasing revenues and decreasing expenses. The cuts included employee compensation concessions. A special thanks to our team members who really pulled together and responded by transforming a $100,000 loss in the first quarter to a $21,000 profit in the second. At this time, our Board felt comfortable in restoring a portion of our employees' compensation, that included the executive team."

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) is the world's second largest developer, manufacturer and distributor of casino table games including Lucky Ladies, Texas Shootout, Emperor's Challenge, Deuces Wild and Triple Attack Blackjack. In addition, it develops innovative and enhanced electronic wagering platforms and systems such as its Bonus Jackpot System and its Inter-Casino Jackpot Network. Galaxy Gaming distributes its products to casinos throughout North America and on cruise ships worldwide.

The Galaxy Gaming, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6569

Safe Harbor

This release may contain certain "forward-looking statements" relating to the Company's business which may be subject to various factors that may cause actual results to be materially different from those described herein as anticipated, estimated, or expected. The Company disclaims any obligation to update or alter its forward-looking statements.

CONTACT:  Galaxy Gaming
          Robert B. Saucier, CEO
          Andrew Zimmerman, CFO
          702-939-3254
          Fax: 702-939-3255